Exhibit 10.2

COMPENSATION INFORMATION WITH NON-EMPLOYEE DIRECTORS

Medivation, Inc.

Cash Compensation for Non-Employee Directors

Annual Retainer, all members	$50,000
Additional Annual Retainer for Chairman	$50,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Additional Annual Retainer for Committee Members:
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$7,500

Medivation, Inc.

Equity Compensation for Non-Employee Directors

Upon initial election to the Board of Directors, each non-employee director receives an initial grant of equity equal to a Black-Scholes value of $525,000, split equally between stock options and restricted stock units. The stock option has an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant. The stock option vests over four years, with 25% of the shares vesting on the one year anniversary of the date of grant, and the remainder vesting monthly in 36 equal installments over the next three years. The restricted stock unit vests with respect to 1/3 of the shares on each of the first, second and third anniversaries of the vesting date as determined based on Mediation’s company policy.

Each non-employee director receives an additional annual grant of equity equal to a Black-Scholes value of $350,000, split equally between stock options and restricted stock units. The stock option has an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant. Both stock options and restricted stock units received from an annual grant vest the earlier of one year from the date of grant or the next annual shareholder meeting.